UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report: March 16, 2020

(Date of earliest event reported)

Essential Properties Realty Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-38530 (Commission File Number)	82-4005693 (IRS Employer Identification No.)

902 Carnegie Center Blvd., Suite 520 Princeton, New Jersey (Address of principal executive offices)	08540 (Zip Code)

Registrant’s telephone number, including area code: (609) 436-0619

Not Applicable

(Former name or Former Address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value	EPRT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Hillary P. Hai as Executive Vice President, Chief Financial Officer and Treasurer

On March 16, 2020, Essential Properties Realty Trust, Inc. (the “Company”) and Hillary P. Hai agreed that Ms. Hai would depart from her role as Executive Vice President, Chief Financial Officer and Treasurer of the Company effective immediately. Pursuant to a Separation Agreement and Release, dated March 16, 2020, between the Company and Ms. Hai (the “Separation Agreement”), Ms. Hai will continue to serve as an advisor to the Company, at her current annual base salary rate, during a transition period ending on April 30, 2020 (the “Separation Date”), and she will assist and cooperate with the Company with respect to the transition of the position of chief financial officer to Anthony K. Dobkin, a member of the Company’s Board of Directors and its newly elected Interim Chief Financial Officer.

Pursuant to the terms of the Separation Agreement, which includes a general release of claims by Ms. Hai in favor of the Company and a limited release of claims by the Company in favor of Ms. Hai, Ms. Hai will be eligible to receive the following payments and benefits in connection with her termination of employment upon the Separation Date: (a) a severance benefit equal to 12 months of Ms. Hai’s current base salary, (b) a pro rata target bonus for 2020, (c) during the 12-month period commencing immediately after the Separation Date and subject to Ms. Hai’s timely and proper election of COBRA benefits, monthly reimbursement for the costs of maintaining coverage for health benefits at the current levels of benefits in effect immediately prior to the Separation Date, (d) vesting of outstanding unvested time-based equity awards previously granted to Ms. Hai in accordance with their terms and (e) vesting of outstanding unvested performance-based equity awards previously granted to Ms. Hai based on the actual performance of the Company through the Separation Date.

The confidentiality, non-competition, non-solicitation and non-disparagement covenants contained in the Employment Agreement, dated as of June 25, 2018 between the Company and Ms. Hai shall remain in effect pursuant to their terms.

The foregoing description of the Separation Agreement is not, and does not purport to be, complete and is qualified in its entirety by reference to a copy of the Separation Agreement filed as Exhibit 10.1 hereto and incorporated herein by reference.

Appointment of Anthony K. Dobkin as Interim Chief Financial Officer

On March 16, 2020, Anthony K. Dobkin, a member of the Company’s Board of Directors, was elected as the Company’s Interim Chief Financial Officer, to serve until the Company completes a search process for, and elects, a permanent Chief Financial Officer. As of that date, Mr. Dobkin assumed the duties of the Company’s principal financial officer. There were no arrangements or understandings between Mr. Dobkin and any other persons regarding his appointment as the Company’s Interim Chief Financial Officer, nor were there any family relationships between Mr. Dobkin and any director or executive officer of the Company. Mr. Dobkin is not party to any related party transactions required to be reported pursuant to Item 404(a) of Regulation S-K.

Mr. Dobkin, 40 years old, is a member of the Company’s Board of Directors. He is also a private investor and a consultant to REITs and asset managers. From 2005 to 2017, Mr. Dobkin was in the asset management industry, focusing on investing in REITs and real estate related companies. Previously, Mr. Dobkin worked at Vornado Realty Trust in its acquisitions and capital markets groups and at Credit Suisse First Boston in its real estate investment banking group.

For his services as Interim Chief Financial Officer, Mr. Dobkin will be compensated on a pro rata basis at an annual base rate of $275,000 and be entitled to receive a target annual cash bonus equal to 100%-150% of his base compensation (to be mutually agreed to by the Company and Mr. Dobkin), pro rated for the actual period of his service.

Item 7.01. Regulation FD Disclosure.

On March 17, 2020, the Company issued a press release announcing the departure of Ms. Hai and the appointment of Mr. Dobkin, as described in Item 5.02 of this Current Report. A copy of the press release is furnished herewith as Exhibit 99.1. The information contained in the press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Separation Agreement and Release, dated March 16, 2020
99.1	Press Release issued by Essential Properties Realty Trust, Inc. dated March 17, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESSENTIAL PROPERTIES REALTY TRUST, INC.

Date: March 17, 2020	By:	/s/ Peter M. Mavoides
Peter M. Mavoides
Chief Executive Officer